Exhibit 10.2

ENLINK MIDSTREAM, LLC

2009 LONG-TERM INCENTIVE PLAN

(As Amended and Restated on March 7, 2014)

ARTICLE I.  ESTABLISHMENT AND PURPOSE

1.1                               Establishment.  The EnLink Midstream, LLC 2009 Long-Term Incentive Plan (previously known as the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan) (the “Plan”), established as of March 17, 2009 and previously amended and restated as of May 9, 2013, is hereby amended and restated by the Board (as defined below).

1.2                               Purpose.  The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees and Consultants to remain in the employ or service of the Company and to provide motivation to Employees and Consultants to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and/or performance of the Units of EnLink Midstream.  A further purpose of the Plan is to provide a means through which the Company may attract able persons to become directors of the EnLink Manager and to provide such individuals with incentive and reward opportunities.  Toward these objectives, Awards may be granted under the Plan to Employees, Consultants and Outside Directors on the terms and subject to the conditions set forth in the Plan.

1.3                               Effectiveness.  This amended and restated Plan shall become effective as of March 7, 2014, following its adoption by the Board.

ARTICLE II.  DEFINITIONS

2.1                               Affiliate.  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  With respect to an Incentive Unit Option, “Affiliate” means a “parent corporation” or a “subsidiary corporation” of EnLink Midstream, as those terms are defined in Sections 424(e) and (f) of the Code.

2.2                               Award.  “Award” means an award granted to a Participant in the form of an Option, Cash Award or Unit Award.  All Awards shall be granted by, confirmed by, and subject to the terms of, an Award Agreement.

2.3                               Award Agreement.  “Award Agreement” means a written agreement between EnLink Midstream and a Participant that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award.

2.4                               Board.  “Board” means (i) prior to the Effective Time, the Board of Directors of Devon Gas Operating, Inc., the general partner of Devon Gas Services, L.P., the sole member of the EnLink Manager, the sole member of EnLink Midstream, and (ii) following the Effective Time, the Board of Directors of the EnLink Manager, the managing member of EnLink Midstream.

2.5                               Cash Award.  “Cash Award” means an award denominated and payable in cash.

2.6                               Cause.  “Cause” means, except as otherwise provided in an Award Agreement, (i) Participant has failed to perform the duties assigned to him and such failure has continued for thirty (30) days following delivery by the Company of written notice to Participant of such failure, (ii) Participant has been convicted of a felony or misdemeanor involving moral turpitude, (iii) Participant has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, (iv) Participant has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company, or (v) Participant has breached any obligation under the Plan or Award Agreement.

2.7                               Change of Control.  “Change of Control” shall have the meaning set forth in Section 13.1.

2.8                               Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

2.9                               Committee.  “Committee” means (i) with respect to the application of this Plan to Employees, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more non-employee directors, each of whom is both a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Code, and (ii) with respect to the application of this Plan to an Outside Director, the Board.  To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.  If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.10                        Company.  “Company” means EnLink Midstream and its Affiliates.

2.11                        Consultant.  “Consultant” means an individual performing services for EnLink Midstream or an Affiliate who is treated for tax purposes as an independent contractor at the time of performance of the services.

2.12                        Effective Date.  “Effective Date” means the date this amended and restated Plan becomes effective as provided in Section 1.3.

2.13                        Employee.  “Employee” means an employee of the Company; provided, however, that the term Employee does not include an Outside Director or a Consultant.

2.14                        EnLink Manager.  “EnLink Manager” means EnLink Midstream Manager, LLC, a Delaware limited liability company, and any successor thereto.

2.15                        EnLink Midstream.  “EnLink Midstream” means EnLink Midstream, LLC, a Delaware limited liability company, and any successor thereto.

2.16                        Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17                        Executive Officer.  “Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) of the Code or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limitations of Section 162(m) of the Code.

2.18                        Fair Market Value.  “Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee).  In the event the Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

2.19                        Grant Date.  “Grant Date” means the date an Award is granted by the Committee.

2.20                        Incentive Unit Option.  “Incentive Unit Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.

2.21                        Nonqualified Unit Option.  “Nonqualified Unit Option” means an Option that is not an Incentive Unit Option.

2.22                        Option.  “Option” means an option to purchase Units granted to a Participant pursuant to Article VII.  An Option may be either an Incentive Unit Option or a Nonqualified Unit Option, as determined by the Committee.

2.23                        Outside Director.  “Outside Director” means a “non-employee director” of the EnLink Manager, as defined in Rule 16b-3.

2.24                        Participant.  “Participant” means an Employee, Consultant or Outside Director to whom an Award has been granted under the Plan.

2.25                        Performance Award.  “Performance Award” means an award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals.

2.26                        Performance Goal.  “Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

2.27                        Person.  “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.28                        Plan.  “Plan” means this EnLink Midstream, LLC 2009 Long-Term Incentive Plan, as amended from time to time.

2.29                        Restricted Incentive Unit.  “Restricted Incentive Unit” means an Award granted to a Participant pursuant to Article IX that is valued by reference to a Unit, which value may be paid to the Participant by delivery, as the Committee shall determine, of cash, Units, or any combination thereof, and that has such restrictions as may be determined by the Committee.

2.30                        Restricted Units.  “Restricted Units” means Units granted to a Participant pursuant to Article VIII, which are subject to such restrictions as may be determined by the Committee.  Restricted Units shall constitute issued and outstanding Units for all corporate purposes.

2.31                        Restriction Period.  “Restriction Period” means the period of time established by the Committee at the time of a grant of Restricted Units during which an Award of Restricted Units or Restricted Incentive Units shall be fully or partially forfeitable.

2.32                        Rule 16b-3.  “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

2.33                        Units.  “Units” means the units, $.01 par value per Unit, of EnLink Midstream, or any units or other securities of EnLink Midstream hereafter issued or issuable in substitution or exchange for the Units.

2.34                        Unit Award.  “Unit Award” means an Award of Units or other units denominated in Units, including an Award of Restricted Units or Restricted Incentive Units.

ARTICLE III.  PLAN ADMINISTRATION

3.1                               Plan Administrator.  The Plan shall be administered by the Committee.  The Committee may, subject to applicable law, delegate some or all of its power to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, that (i) in no event shall the Committee delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) in no event shall the Committee delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

3.2                               Authority of Administrator.  The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, but subject to the limitation that none of the enumerated powers of the Committee shall be deemed to include any action that would cause a tax to be imposed on a Participant pursuant to Section 409A of the Code, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iv) construe any ambiguous provision of the Plan or any Award Agreement; (v) prescribe the form of the Award Agreements embodying Awards granted under the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (vii) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (viii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (ix) determine whether Awards should be granted singly or in combination; (x) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (xi) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (xii) grant Awards in replacement of Awards previously granted under the Plan or any other employee benefit plan of the Company; and (xiii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.  Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving the Company as provided in Section 4.2 (including, without limitation, any distribution, Unit split, extraordinary cash distribution, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Units), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without unitholder approval.

3.3                               Discretionary Authority.  The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan.  The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.

3.4                               Liability; Indemnification.  No member of the Committee nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by EnLink Midstream with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.

ARTICLE IV.  UNITS SUBJECT TO THE PLAN

4.1                               Available Units.  The maximum number of Units that shall be available for grant of Awards under the Plan shall not exceed a total of 450,221 Units, subject to adjustment as provided in Sections 4.2 and 4.3; provided, however, the maximum number of Units for which Options or Unit Awards may be granted under the Plan to any one Participant during a calendar year is 250,000.  All Units that remain available for issuance hereunder may be issued as Incentive Unit Options.  No Participant may be granted Cash Awards resulting in the payment of more than $2,000,000 in any calendar year.  Units issued pursuant to the Plan may be Units of original issuance or treasury Units or a combination of the foregoing, as the Committee, in its absolute discretion, shall from time to time determine.

4.2                               Adjustments for Recapitalizations and Reorganizations.

(a)                                 The Units with respect to which Awards may be granted under the Plan are Units as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Award theretofore granted, EnLink Midstream shall effect a subdivision or consolidation of Units or the payment of a distribution on Units in the form of EnLink Midstream Units without receipt of consideration by EnLink Midstream, the number of Units with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Units, shall be proportionately increased, and the exercise price per Unit shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Units, shall be proportionately reduced, and the exercise price per Unit shall be proportionately increased.

(b)                                 If EnLink Midstream recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Participant shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of Units then covered by such Award, the number and class of units or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of Units then covered by such Award.

(c)                                  In the event of changes in the Units by reason of a reorganization, merger, consolidation, combination, separation (including a spin-off or other distribution of Units or property), exchange, or other relevant change in capitalization occurring after the date of grant of any Award and not otherwise provided for by this Section 4.2, any outstanding Awards and any

Award Agreements evidencing such Awards shall be subject to adjustment by the Committee in its absolute discretion as to the number, price and kind of units or other consideration subject to, and other terms of, such Awards to reflect such changes in the outstanding Units.

(d)                                 In the event of any changes in the outstanding Units provided for in this Section 4.2, the aggregate number of Units available for grant of Awards under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive. Any adjustment provided for in this Section 4.2 shall be subject to any required unitholder action.

4.3                               Adjustments for Awards.  The Committee shall have full discretion to determine the manner in which Units available for grant of Awards under the Plan are counted.  Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of Units available for grant of Awards under the Plan:

(a)                                 Unit-Based Awards.  The grant of Options and Unit Awards shall reduce the number of Units available for grant of Awards under the Plan by the number of Units subject to such Award.

(b)                                 Termination.  If any Award referred to in paragraph (a) above is canceled or forfeited, or terminates, expires or lapses for any reason, the Units then subject to such Award shall again be available for grant of Awards under the Plan.

(c)                                  Payment of Exercise Price and Withholding Taxes.  If previously acquired Units are used to pay the exercise price of an Award, the number of Units available for grant of Awards under the Plan shall not be increased by the number of Units delivered as payment of such exercise price.  If previously acquired Units are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or Units that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of Units available for grant of Awards under the Plan shall not be increased by the number of Units delivered or withheld as payment of such withholding taxes.

(d)                                 Fractional Units.  If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded or (ii) subject to an Award, EnLink Midstream shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y) the excess, if any, of the Fair Market Value on the vesting, exercise or settlement date over the exercise price, if any, of such Award.

ARTICLE V.  ELIGIBILITY

All Employees, Consultants and Outside Directors are eligible to participate in the Plan.  The Committee shall recommend, from time to time, Participants from those Employees, Consultants and Outside Directors who, in the opinion of the Committee, can further the Plan purposes.  Once a Participant is recommended for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and/or limitations applicable to the Award, in addition to those set forth in the Plan and the administrative rules and regulations, if any, established by the Committee.

ARTICLE VI.  FORM OF AWARDS

Awards may, at the Committee’s sole discretion, be granted under the Plan in the form of Options, Unit Awards, Restricted Units, Performance Awards or a combination thereof.  All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan.  The Committee may, in its absolute discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any Units issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan.  Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined into a single Award Agreement.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

ARTICLE VII.  OPTIONS

7.1                               General.  Awards may be granted to Employees, Consultants and Outside Directors in the form of Options.  Options granted under the Plan may be Incentive Unit Options or Nonqualified Unit Options, or a combination of both; provided, however, that Incentive Unit Options may be granted only to Employees.

7.2                               Terms and Conditions of Options.  An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee.  The price at which a Unit may be purchased upon exercise of a Nonqualified Unit Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per Unit on the Grant Date.  Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that, no Options shall be exercisable later than ten years from the Grant Date.  Options may be granted with respect to Restricted Units or Units that are not Restricted Units, as determined by the Committee in its absolute discretion.  In no event shall an Award of Options include any right to receive distribution or distribution equivalent payments in connection with the Units that are subject to such Options or with respect to periods occurring prior to the exercise of such Options.

7.3                               Restrictions Relating to Incentive Unit Options.  Options granted in the form of Incentive Unit Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code.  Accordingly, no Incentive Unit Options shall be granted later than ten years from the earlier of the date of adoption of the Plan by the Board or the date of the Plan’s last approval by the applicable equity holders of the Plan sponsor.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Unit Option is granted) of the Units with respect to which Incentive Unit Options are exercisable for the first time by an individual during any calendar year under all incentive unit option plans of EnLink Midstream and its Affiliates exceeds $100,000, such excess Incentive Unit Options shall be treated as Nonqualified Unit Options.  The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Unit Options will not constitute Incentive Unit Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.  The price at which a Unit may be purchased upon exercise of an Incentive Unit Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a Unit on the Grant Date.  No Incentive Unit Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns Units possessing more than 10% of the total combined voting power of all classes of units of EnLink Midstream or an Affiliate, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Units subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

7.4                               Additional Terms and Conditions.  The Committee may subject any Award of an Option to such other terms, conditions, restrictions and/or limitations as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.

7.5                               Exercise of Options.  Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to EnLink Midstream, setting forth the number of Units with respect to which the Option is to be exercised, accompanied by full payment for such Units.

Upon exercise of an Option, the exercise price of the Option shall be payable to EnLink Midstream in full either: (i) in cash or an equivalent acceptable to the Committee, or (ii) in the absolute discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, by tendering one or more previously acquired nonforfeitable Units that have been owned by the Participant or by reducing the number of Units issuable upon exercise of the Option, in either case having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (including an actual or deemed multiple series of exchanges of such Units), or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.

From and after such time as EnLink Midstream registers the Units under Section 12 of the Exchange Act, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to EnLink Midstream or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Units with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to EnLink Midstream to pay the exercise price and any required withholding taxes.

As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, EnLink Midstream shall deliver to the Participant, in the Participant’s name, a unit certificate or certificates in an appropriate amount based upon the number of Units purchased under the Option.

7.6                               Termination of Employment or Service.  Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company.  Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service.  In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:

(a)                                 Death, Disability or Retirement.  If the employment or service of a Participant shall terminate by reason of death, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement with the approval of the Committee on or after the Participant’s attainment of age 60, each outstanding Option held by the Participant shall become vested and may be exercised until the earlier of (i) the expiration of one year (three months in the case of an Incentive Unit Option held by a retired Participant) from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.

(b)                                 Other Termination.  If the employment or service of a Participant shall terminate for any reason other than a reason set forth in paragraph (a) above or paragraph (c) below, whether on a voluntary or involuntary basis, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of three months from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.

(c)                                  Termination for Cause.  Notwithstanding paragraphs (a) and (b) above, if the employment or service of a Participant is terminated for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Option.

ARTICLE VIII.  RESTRICTED UNITS

8.1                               General.  Awards may be granted to Employees, Consultants and Outside Directors in the form of Restricted Units.  Restricted Units shall be awarded in such numbers and at such times as the Committee shall determine.

8.2                               Restriction Period.  At the time an Award of Restricted Units is granted, the Committee shall establish the Restriction Period applicable to such Restricted Units.  Each Award of Restricted Units may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Award of Restricted Units shall not be changed except as permitted by Article IV or Section 8.3 of this Article.

8.3                               Other Terms and Conditions.  Restricted Units awarded to a Participant under the Plan shall be represented by a unit certificate registered in the name of the Participant or, at the option of EnLink Midstream, in the name of a nominee of EnLink Midstream.  Subject to the terms and conditions of the Award Agreement, a Participant to whom an Award of Restricted Units has been awarded shall have the right to receive distributions thereon during the Restriction Period, to vote the Restricted Units and to enjoy all other unitholder rights with respect thereto, except that (i) the Participant shall not be entitled to possession of the unit certificate representing the Restricted Units until the Restriction Period shall have expired, (ii) EnLink Midstream shall retain custody of the Restricted Units during the Restriction Period, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Units during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Units shall cause a forfeiture of the Restricted Units.  At the time of an Award of Restricted Units, the Committee may, in its absolute discretion, prescribe additional terms, conditions, restrictions and/or limitations applicable to the Restricted Units, including, but not limited to, rules pertaining to the termination of employment or service by reason of death, permanent and total disability, retirement or otherwise, of a Participant prior to expiration of the Restriction Period.

8.4                               Payment for Restricted Units.  A Participant shall not be required to make any payment for Restricted Units awarded to the Participant, except to the extent otherwise required by the Committee or by applicable law.

8.5                               Miscellaneous.  Nothing in this Article shall prohibit the exchange of Restricted Units issued under the Plan pursuant to a plan of reorganization for Units or securities of EnLink Midstream or another corporation that is a party to the reorganization, but the units or securities so received for Restricted Units shall, except as provided in Article IV or XII, become subject to the restrictions applicable to the Award of such Restricted Units.  Any Units received as a result of a unit split or distribution with respect to Restricted Units shall also become subject to the restrictions applicable to the Award of such Restricted Units.

ARTICLE IX.  RESTRICTED INCENTIVE UNITS

9.1                               General.  Awards may be granted to Employees, Consultants and Outside Directors in the form of Restricted Incentive Units.  Restricted Incentive Units shall be awarded in such numbers and at such times as the Committee shall determine.

9.2                               Restriction Period.  At the time an Award of Restricted Incentive Units is granted, the Committee shall establish the Restriction Period applicable to such Restricted Incentive Units.  Each Award of Restricted Incentive Units may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Award of Restricted Incentive Units shall not be changed except as permitted by Article IV or Section 9.3 of this Article.

9.3                               Other Terms and Conditions.  At the time of an Award of Restricted Incentive Units, the Committee may, in its absolute discretion, prescribe additional terms, conditions, restrictions and/or limitations applicable to the Restricted Incentive Units, including, but not limited to, rules pertaining to (a) the right to receive distribution equivalents with respect to such Restricted Incentive Units during the Restriction Period, and (b) the termination of employment or service by reason of death, permanent and total disability, retirement or otherwise, of a Participant prior to expiration of the Restriction Period.  A Participant receiving an Award of Restricted Incentive Units shall not possess voting rights with respect to such Award.

ARTICLE X.  UNIT AWARDS

10.1                        General; Terms and Conditions.  An Award may be in the form of a Unit Award.  The terms, conditions and limitations applicable to any Unit Awards granted pursuant to this Plan shall be determined by the Committee.  Any Unit Award that is not an Award of Restricted Incentive Units shall be subject to the specific provisions for Restricted Units set forth in Article VIII.

ARTICLE XI.  CASH AWARDS

11.1                        General; Terms and Conditions.  An Award may be in the form of a Cash Award.  The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

ARTICLE XII.  PERFORMANCE AWARDS

12.1                        General.  Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award.  The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.  In no event shall a Performance Award include any right to receive distribution or distribution equivalent payments during periods occurring prior to the vesting of such Performance Award.  Any Unit Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a Change of Control or other specified events involving the Company, or upon a termination of employment or service by reason of disability, retirement, (in the case of a Unit Award that is not intended to be qualified performance-based compensation under Section 162(m) of the Code), death or termination of service subject to the limitations specified below.  The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

12.2                        Nonqualified Performance Awards.  Performance Awards granted to Employees, Consultants or Outside Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

12.3                        Qualified Performance Awards.  Performance Awards granted to Executive Officers under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) of the Code prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.  A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met.

(a)                                 Such a Performance Goal may be based on one or more business criteria that apply to an Executive Officer, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies.  A Performance Goal may include one or more of the following and need not be the same for each Executive Officer:

•                  revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per Unit);

•                  expense measures (which include costs of goods sold, selling, general and administrative expenses and overhead costs);

•                  operating measures (which include volumes, margin, operating results, other operating measures and productivity);

•                  cash flow measures (which include net cash flow from operating activities and working capital);

•                  liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•                  leverage measures (which include debt-to-equity ratio and net debt);

•                  market measures (which include market share, unit price, total unitholder return and market capitalization measures);

•                  return measures (which include return on equity, return on assets and return on invested capital);

•                  corporate value measures (which include compliance, safety, environmental and personnel matters); and

•                  other measures such as those relating to acquisitions, dispositions or customer satisfaction.

(b)                                 Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria).  In interpreting Plan provisions applicable to Performance Goals and qualified Performance Awards, it is the intent of this Plan to conform with Section 162(m) of the Code, including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants to Executive Officers and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.  Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.  Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Awards made pursuant to this Plan shall be determined by the Committee to the extent permitted by Section 162(m) of the Code.

(c)                                  The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Award that a Participant may earn under this Plan, to the extent permitted pursuant to Section 162(m) of the Code, if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes.  In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established.  Further, in the event a period of service to which a Performance Goal relates is less than 12 months, the Committee shall have the right, in its sole discretion, to adjust the Performance Goals and the level of Performance Award opportunity.

ARTICLE XIII.  CHANGE OF CONTROL

13.1                        Definition of Change of Control.  A “Change of Control” means: (a) the consummation of a merger or consolidation of EnLink Midstream, EnLink Midstream GP, LLC or EnLink Midstream Partners, LP with or into another entity or any other transaction,  the result of which is that any Person (other than EnLink Midstream, EnLink Midstream GP, LLC or EnLink Midstream Partners, LP (or their subsidiaries)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent entity of such continuing or surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (c) a change in the composition of the Board as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of EnLink Midstream on the date 12 months prior to the date of the event that may constitute a Change of Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

13.2                        Effect on Outstanding Awards.  Immediately prior to a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full.  In this regard, all Restriction Periods shall terminate.  The phrase “Immediately prior to a Change of Control” shall be understood to mean sufficiently in advance of a Change of Control to permit Participants to take all steps reasonably necessary to exercise an Award, if applicable, and to deal with the Units underlying all Awards so that all Awards and Units issuable with respect thereto may be treated in the same manner as the Units of other unitholders in connection with the Change of Control.  Notwithstanding the foregoing, payment of any Award subject to Section 409A of the Code shall not be accelerated upon a Change of Control unless such Change of Control qualifies as a “change in control event” within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

ARTICLE XIV.  AMENDMENT AND TERMINATION

14.1                        Plan Amendment and Termination.  The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the unitholders of EnLink Midstream (i) if such amendment or modification increases the maximum number of Units subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (ii) if counsel for EnLink Midstream determines that such approval is otherwise required by or necessary to comply with applicable law.  The Plan, as amended and restated, shall terminate upon the earlier of (i) the termination of the Plan by the Board, or (ii) the expiration of the Plan, which shall be 10 years following the date (May 9, 2013) of the Plan’s last approval by the applicable equity holders of the Plan sponsor.  Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.  No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the permitted transferee) holding such Award.

14.2                        Award Amendment.  The Board may amend the terms of any outstanding Award granted pursuant to this Plan, but no such amendment shall adversely affect in any material way the Participant’s (or a permitted transferee’s) rights under an outstanding Award without the consent of the Participant (or the permitted transferee) holding such Award; provided, however, that no amendment shall be made that would cause the exercise price of an Option to be less than the  Fair Market Value of the Units subject to the Option on the Grant Date.

ARTICLE XV.  MISCELLANEOUS

15.1                        Award Agreements.  After the Committee grants an Award under the Plan to a Participant, EnLink Midstream and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and/or limitations applicable to the Award and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Award Agreements need not be identical.  All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

15.2                        Listing Conditions.

(a)                                 As long as the Units are listed on a national securities exchange or system sponsored by a national securities association, the issuance of any Units pursuant to an Award shall be conditioned upon such Units being listed on such exchange or system.  EnLink Midstream shall have no obligation to issue such Units unless and until such Units are so listed, and the right to exercise any Option or other Award with respect to such Units shall be suspended until such listing has been effected.

(b)                                 If at any time counsel to EnLink Midstream or its Affiliates shall be of the opinion that any sale or delivery of Units pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on EnLink Midstream or its Affiliates under the statutes, rules or regulations of any applicable jurisdiction, EnLink Midstream or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise, with respect to Units or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on EnLink Midstream or its Affiliates.

(c)                                  Upon termination of any period of suspension under this Section 15.2, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Units available before such suspension and as to Units which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

15.3                        Additional Conditions.  Notwithstanding anything in the Plan to the contrary: (i) EnLink Midstream may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Award or the issuance of any Units pursuant to any Award, require the recipient of the Award or such Units, as a condition to the receipt thereof, to deliver to EnLink Midstream a written representation of present intention to acquire the Award or such Units for his or her own account for investment and not for distribution; (ii) the certificate for the Units issued to a Participant may include any legend which the Committee deems appropriate to reflect any restrictions on transfer, and (iii) all certificates for the Units delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Units are then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.4                        Nonassignability.  No Award granted under the Plan may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution.  Further, no such Award shall be subject to execution, attachment or similar process.  Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.  All Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative.  Notwithstanding the foregoing, to the extent specifically provided by the Committee, an Award, including an Option, may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

15.5                        Withholding Taxes.  The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any Units under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards under the Plan.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (i) withholding Units from any payment of Units due as a result of such Award, or (ii) permitting the Participant to deliver to the Company previously acquired Units, in each case having a Fair

Market Value equal to the amount of such required withholding taxes.  No payment shall be made and no Units shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

15.6                        No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award granted hereunder, and except as otherwise provided herein, no payment or other adjustment shall be made in respect of any such fractional Unit.

15.7                        Notices.  All notices required or permitted to be given or made under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, answer back requested, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.  EnLink Midstream or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices.  Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (i) to a Participant at his or her address as set forth in the records of the Company or (ii) to EnLink Midstream at the principal executive offices of EnLink Midstream clearly marked “Attention: LTIP Administrator.”

15.8                        Binding Effect.  The obligations of EnLink Midstream under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of EnLink Midstream, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of EnLink Midstream.  The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.

15.9                        Severability.  If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

15.10                 No Restriction of Corporate Action.  Nothing contained in the Plan shall be construed to prevent EnLink Midstream or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by EnLink Midstream or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan.  No Participant or other person shall have any claim against EnLink Midstream or any Affiliate as a result of such action.

15.11                 Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware except as superseded by applicable federal law.

15.12                 No Right, Title or Interest in Company Assets.  No Participant shall have any rights as a unitholder of EnLink Midstream as a result of participation in the Plan until the date of issuance of a unit certificate in his or her name and, in the case of Restricted Units, unless and until such rights are granted to the Participant pursuant to the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company.  All of the Awards granted under the Plan shall be unfunded.

15.13                 Risk of Participation.  Nothing contained in the Plan shall be construed either as a guarantee by EnLink Midstream or its Affiliates, or their respective unitholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by EnLink Midstream or its Affiliates, or their respective unitholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

15.14                 Section 409A of the Code.  All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Section 409A of the Code, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention.  Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A of the Code, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

15.15                 No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, EnLink Midstream and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

15.16                 Continued Employment or Service.  Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause.

15.17                 Miscellaneous.  Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof.  The use of the masculine gender shall also include within its meaning the feminine.  Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.